Exhibit 10.3(z)

November 29, 2018

Dear Jeff,

As you know, ADTRAN, Inc. ("ADTRAN") and SmartRG, Inc. ("SmartRG") are in negotiations regarding ADTRAN's acquisition of SmartRG (the ''Transaction").  Given the many details that need to be addressed and approvals that need to be obtained, the closing date of the Transaction is uncertain at this point. It is possible, however, that the Transaction, if consummated, could close as early as November 30, 2018. If and when the closing of the Transaction occurs, SmartRG will become a wholly owned subsidiary of ADTRAN.

Conditioned upon and effective as of the successful closing of the Transaction (the "Effective Date"), and assuming you remain an active employee of SmartRG in good standing immediately up to the Effective Date, ADTRAN is pleased to offer you continued employment with SmartRG, Inc., as a wholly-owned subsidiary of ADTRAN, with the following exceptions: a) your position will be VP, General Manager; and b) you will report to Jay  Wilson, SVP,  Technology & Strategy.  Your start date would coincide with the Effective Date (i.e., the closing of the Transaction).

Between the Effective Date and April 1, 2019 your compensation shall be as   follows:

1.	Your compensation will include a bi-monthly paid salary of $9,375.00 (gross) resulting in an annualized salary of $225,000.00 (gross).

2.

You will be eligible to earn a pro-rata portion of annual Management By Objectives incentive bonus of up to an annualized aggregate of $50,000.00 ("MBO Bonus"), less required deductions for state and federal withholding tax, social security and all other employment  taxes  and  payroll  deductions,  payable  on  a  quarterly  basis  (i.e.,  up  to $12,500.00 payable quarterly), based on your achievement of these management goals and objectives to this schedule:

Q4 2018 MBO $4,167.00 {prorated 1 month of $50k annual)

1.   Revenue at or above $3.368mm (25%)

2.   EBITDA at or above 195k (25%)

3.   Strategic Initiative

a.   Suggestion 1 (25%) - Successfully transition 85% plus of the SRG team to Adtran.

b.   Suggestion 2 (25%) - Develop and commit to synergies plan to be executed 1H/2019.

Q1 2019 MBO $12,500.00 (prorated 1 quarter of $50k annual)

1.   Q1/19 Revenue at or above $8,952 (25%)

2.   EBITDA at or above $399k (25%)

3.   Strategic Initiative

a.   Suggestion 1 (25%)- Develop and deliver converged ADTRAN/SmartRG product roadmap

b.   Suggestion 2 (25%)- Build, present and begin execution of 2019 CPE sales strategy with John Neville.

3.   You will be eligible to earn a pro-rata portion of an annualized Annual Bonus of $75,000.00 based on your achievement of these management goals and objectives to this schedule:

Q4 2018 Annual Bonus of $6,250 (prorated 1 month of $75k annual)

1.   Total Dec-18 Operating Expenses at or below $778k (33%)

2.   Software revenue $400k+ (33%)

3.   First order from TelMex (33%)

Annual Bonus of $ 18,750 (prorated 1 quarter of $75k annual)

1.   Total Ql/19 Operating Expenses at or below $3,156 (33%) [Appropriate adjusted number to be   determined]

2.   Software revenue $1.729k+ (33%)

3.   First Strategic ADTRAN international order (non-north America)

4.   A recommendation will be made to the Compensation Committee of the ADTRAN Board of Directors to grant you a restricted stock unit award of 7,150 shares of ADTRAN Inc. common stock under the ADTRAN 2015 Employee Stock Incentive Plan (the "Plan''), vesting over a four-year period. The Compensation Committee has complete discretion to grant equity, although we expect that the Compensation Committee to approve this grant at its next meeting immediately following the recommendation made by ADTRAN.

5.   Until April 1, 2019, if you are terminated without cause, you shall receive a severance payment equivalent to nine (9) months of your base salary then in effect, less any applicable state and federal withholding deductions, payable in a reasonable amount of time thereafter; provided that you execute a Separation Agreement and General Release  of claims in accordance with ADTRAN's then-current practice and customary terms. Further, upon such a termination, ADTRAN's Board of Directors may, in its sole discretion, approve the accelerated vesting of any outstanding and unvested restricted stock units. After April 1, 2019, as we work to transition all terms to be commensurate with ADTRAN standard terms, it's our desire to bring your severance terms in line with our standard officer agreement.

After April l, 2019, all SRG employment compensation will transition to terms commensurate with ADTRAN's then-current compensation model. Your specific compensation model will transition to terms commensurate with the ADTRAN officer's program. We expect your total cash compensation after April l to be equal to or greater than your current model as we consider enrolling you in one or more of our incentive compensation programs. More detail about these programs is provided in the attachments. Please note that participation in some of these programs is dependant on board approval.

Additionally, you will receive or be eligible for ADTRAN employment benefits and vacation accrual January 1, 2019.

This offer will be contingent upon the successful outcome of the following:

(i)       a background check; and

(ii)      substance abuse examination; and

(iii)	your employment not being encumbered by a "non-compete,""non-solicitation" or similar agreement.

Further, this offer of employment and your acceptance (if any) is conditioned upon the closing of the proposed Transaction, which is currently scheduled to close no earlier than November 30. 2018. If the discussions between the parties are terminated or the closing of the Transaction has not occurred on or before December 15, 2018 the offer (and your acceptance, if any) will be automatically rescinded and of no further force or effect, unless you receive written notice (if any) from ADTRAN extending the term of the offer.

Should you choose to accept this offer, your continued employment with SmartRG, as a wholly owned subsidiary of ADTRAN, on and after the Effective Date, will be upon the terms of this offer letter. The terms of this offer letter will supersede any existing terms of employment between you and SmartRG as of the Effective Date, including, but not limited to, prior terms regarding your base salary, commission plans, bonus eligibility, stock options, etc. By signing below, you agree that any previous offers of employment, employment agreements, bonus arrangements, and the like between you and SmartRG (including, but not limited to, the Executive Employment Agreement dated May l, 2012, as amended, between you and SmartRG) shall terminate as of the Effective Date.

Importantly, this letter, including the offer and your acceptance of its terms, is not a contract, express or implied, guaranteeing employment, or employment for any duration. If you choose to accept this offer and the closing of the Transaction occurs, you will be an "at will" employee, and your continued employment with SmartRG after the Effective Date will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. SmartRG will have a similar right and may conclude our employment relationship with you at any time, with or without cause. In addition, we may withdraw this offer at any time, with or without notice to you and, if not accepted by you, in writing, on or before Thursday, November 29. 2018. 5pm CST, this offer will be deemed to have been rejected by you.

Finally, as you know, the proposed Transaction is highly confidential and, as such, you should maintain the confidentiality of the Transaction (and the fact that discussions are underway regarding the Transaction) and not discuss or disclose the Transaction with or to anyone, other than your financial or legal advisors. To the extent that you discuss this letter with your financial or legal advisors, you should ensure that they maintain the confidentiality of these matters. In addition to the confidentiality requirements imposed on you as part of your employment with SmartRG, given that ADTRAN is a publicly-traded company, you are subject to a host of civil and criminal regulations insider trading) that could be violated by inappropriate disclosure or use of information related to the Transaction.

Jeff, we know how vital you are to the growth and expansion of SmartRG and ADTRAN. Please acknowledge your decision by either accepting or declining the offer below.

Sincerely,

/s/Joia Thompson

Vice President of Human Resources ADTRAN, Inc.

ACCEPTED:

/s/ Jeff McInnis

Jeff McInnis

Date: Nov 29, 2018